Exhibit 15

To the Shareholders and Board of Directors of Goodrich Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Goodrich Corporation Directors’ Deferred Compensation Plan, and in the related Prospectus, of our reports dated May 8, 2003 and August 7, 2003, relating to the unaudited condensed consolidated interim financial statements of Goodrich Corporation and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

/s/ Ernst & Young LLP

Charlotte, North Carolina
September 24, 2003

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